Exhibit 10.54

Alexandria, Virginia (Courtyard)

PURCHASE CONTRACT

between

ALEXANDRIA HOTEL, A FLORIDA GENERAL PARTNERSHIP

(“SELLER”)

AND

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: May 4, 2007

i

8.9	Escrow Funds	22
8.10	Liquor Licenses	23
8.11	Defeasance	23

ARTICLE IX CONDITIONS FOR CLOSING		23

9.1	Buyer’s Conditions for Closing	23
9.2	Seller’s Conditions for Closing	24

ARTICLE X CLOSING AND CONVEYANCE		24

10.1	Closing	24
10.2	Deliveries of Seller	25
10.3	Buyer’s Deliveries	26
10.4	Escrow Delivery Date	27

ARTICLE XI COSTS		27

11.1	Seller’s Costs	27
11.2	Buyer’s Costs	27

ARTICLE XII ADJUSTMENTS		28

12.1	Adjustments	28
12.2	Reconciliation and Final Payment	29
12.3	Employees	30

ARTICLE XIII CASUALTY AND CONDEMNATION		30

13.1	Risk of Loss; Notice	30
13.2	Buyer’s Termination Right	31
13.3	Procedure for Closing	31

ARTICLE XIV DEFAULT REMEDIES		31

14.1	Buyer Default	31
14.2	Seller Default	31
14.3	Attorney’s Fees	32

ARTICLE XV NOTICES		32

ARTICLE XVI MISCELLANEOUS		33

16.1	Performance	33
16.2	Binding Effect; Assignment	33
16.3	Entire Agreement	33
16.4	Governing Law	33
16.5	Captions	33
16.6	Confidentiality	33
16.7	Closing Documents	33
16.8	Counterparts	33
16.9	Severability	34
16.10	Interpretation	34
16.11	(Intentionally Omitted)	34
16.12	Further Acts	34
16.13	Liability	34
16.14	Notice of Proposed Listing	34

ii

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of May 4, 2007, by and between ALEXANDRIA HOTEL, a Florida General Partnership( “Seller”) with a principal office at c/o Robert Stirk, 12221 NW 7th Drive, Coral Springs, FL 33071 and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller is the fee simple owner of that certain hotel property (the “Hotel”) known as the Courtyard by Marriott – Alexandria, located at 2700 Eisenhower Avenue, Alexandria, Virginia 22314 and identified in on Exhibit A attached hereto and incorporated by reference.

B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $250,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Courtyard by Marriott, the hotel brand or franchise under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

“Closing” shall mean the unconditional delivery of the Deed to Buyer concurrently with Seller’s receipt of the Purchase Price pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, mean, to the extent assignable, all prepaid rents, refundable security deposits and rental deposits under Leases of the Property, and all unexpended or unearned deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance paid by tenants under Leases of the Property, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for accrued but unpaid taxes and premiums in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Loan” shall mean that certain indebtedness of Seller evidenced by that certain promissory note in favor of Morgan Stanley Market Capital, Inc. (“Lender”) dated November 2, 1998, in the original principal amount of 12,750,000, secured by that certain Deed of Trust dated November 2, 1998, and recorded in the Clerk’s Office, Circuit Court of the City of Alexandria, Virginia.

“Existing Management Agreement” shall mean that certain management agreement between the Seller and the Manager for the operation, franchise and management of the Hotel.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than Supplies and personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E may be compiled by the Buyer and/or the Manager during the Review Period and after approval by Seller, attached hereto as Exhibit B on or before the expiration of the Review Period.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean Courtyard Management Corporation.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Hotel Advance Deposits” shall mean all unexpended deposits for advance reservations, banquets or future services, made in connection with the operation of the Hotel (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements in accordance with the Franchise Agreement).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, occupancy agreements or other agreements demising space in or providing for the exclusive use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, or any portion thereof, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Lender” shall mean Morgan Stanley Market Capital, Inc.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.10.

“Manager” shall mean the management company (which Seller and Buyer acknowledge shall be the same management company) under both the Existing Management Agreement and the New Management Agreement.

“New Management Agreement” means the management agreement, or amendment to the Existing Management Agreement, as the case may be, to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Hotel Advance Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements entered into by the Manager pursuant to the Management Agreement, or Seller on its on behalf, for the operation of the Hotel, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas, subject to depletion prior to the Closing Date as shall occur in the ordinary course of business.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract.

“Utility Reservations” shall mean Seller’s interest, if any, in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims (expressly excluding any indemnities and claims arising under the Existing Management Agreement and Existing Franchise Agreement) for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto, if any, and to the extent transferable.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, subject only to the Permitted Exceptions.

2.2 Intentionally Deleted.

2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Thirty-Six Million Five Hundred Thousand and No/100 Dollars ($36,500,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, less the outstanding principal balance of the Existing Loan, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

2.6 Earnest Money Deposit.

(a) Within one (1) Business Day after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

2.7 Existing Loan. Buyer acknowledges that as part of the consideration for the sale of the Property, Buyer shall defease the Existing Loan at its sole cost and expense; provided, however, Seller shall be responsible for its attorneys’ fees, if any, incurred in connection with the defeasance. At such time as a reasonable approximation of Buyer’s total defeasance costs (exclusive of the outstanding principal balance of the Existing Loan) are determined, Buyer and Seller shall amend this Contract to adjust upward the Purchase Price by such defeasance costs whereupon Seller shall then be responsible for all of such defeasance costs at Closing. The portion of the Grantor and Grantee tax on the deed attributable to such upward adjustment shall be paid by Buyer at Closing.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete (to the knowledge of Seller) copies of the following, together with all amendments, modifications, renewals or extensions thereof to the extent in Seller’s or Manager’s possession or control:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, Seller’s right, title and interest, if any, in all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor and without any express or implied warranty by Seller as to the accuracy or completeness of any documents or reports prepared by any third party professional, independent contractor or consultant.

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. Failure of Buyer to terminate this Contract prior to the end of the Review Period as set forth above shall be deemed a waiver and release of such right of termination in favor of Buyer and shall constitute Buyer’s acceptance of the Property in its “as is/where is” condition pursuant to Section 3.5 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Buyer shall not make any physical alterations to the Property or any invasive tests. Buyer shall conduct, and ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not interfere with the guests or management of the Hotel. Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration and Indemnity. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer shall indemnify and hold Seller harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of or in any way related to personal injury (including death), property damage, disruptions of operations, nuisance or other claims asserted by any person or entity relating to the acts or omissions of Buyer, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Hotel. The foregoing indemnity shall survive Closing or any termination of this Contract. If Buyer elects to terminate this Contract, Buyer agrees to supply Seller with all copies of the results of any tests, studies or inspections of the Property performed hereunder.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6 which shall expressly survive any such termination.

3.5 As-Is, Where-Is Sale; Limitation on Representations and Warranties. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE VII BELOW AND ELSEWHERE IN THIS CONTRACT, THE HOTEL OWNED BY SELLER IS SOLD “AS-IS -WHERE-IS,” AND NEITHER SELLER NOR ANY AGENT NOR REPRESENTATIVE OF SELLER HAS MADE, AND NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVE OF SELLER IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE PHYSICAL CONDITION, OPERATION OR FINANCIAL VIABILITY OF ALL OR ANY PART THEREOF, THE INCOME AND EXPENSES ATTRIBUTABLE OR LIKELY TO BE ATTRIBUTABLE THERETO, THE USES WHICH CAN BE MADE OF ALL OR ANY PART OF THE PROPERTY OR ANY OTHER MATTER OR THING OF ANY KIND WITH RESPECT THERETO OR TO THE MARKET IN WHICH THE HOTEL IS LOCATED. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE VII BELOW AND ELSEWHERE IN THIS CONTRACT, NEITHER SELLER IS NOT LIABLE FOR OR BOUND BY (AND BUYER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, FINANCIAL STATEMENTS OR OTHER INFORMATION OF ANY KIND SUPPLIED BY OR ON BEHALF OF SELLER AND PERTAINING TO THE HOTEL OR ANY OTHER INFORMATION RESPECTING THE HOTEL FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. BUYER ACKNOWLEDGES THAT TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF

REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Seller has delivered to Buyer its existing title insurance policy, for its Real Property. During the Review Period, Buyer shall obtain and review, at its expense (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas, 75225 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer shall cause the Title Company to promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same (including all Exception Documents) and the applicable Survey on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens (except for tax and special assessment liens which are not yet due and payable), or documents evidencing liens, securing any indebtedness, any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller, removed to bond or other arrangements satisfactory to the Title Company made by Seller in order to cause such Seller Liens to be deleted from Buyer’s Title Commitment at Closing.

ARTICLE V

MANAGEMENT AGREEMENT

Buyer acknowledges that pursuant to the terms of the Existing Management Agreement, Manager must consent to the sale of the Property to Buyer. Within two (2) Business Days following the date hereof, Seller shall notify Manager of the proposed sale to Buyer in accordance with the applicable provisions of the Existing Management Agreement. Buyer acknowledges that under the Existing Management Agreement, Manager has the right to either (a) consent to the sale of the Property, in which case at the Closing, Buyer shall assume all of Seller’s obligations under the Management Agreement or execute a New Management Agreement upon the same terms and conditions of the Existing Management Agreement except that the term of the New Management Agreement shall be the remaining term under the Existing Management Agreement or (b) terminate the Existing Management Agreement or (c) exercise its right of first refusal. If Manager does not consent to the sale of the Property or waive its right of first refusal, Buyer shall have the right to terminate this Contract, upon notice to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer, (ii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iii) both parties will be relived of all other rights, obligations, and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 hereof and any other provisions herein which are expressly indicated as surviving termination of this Contract.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a general partnership duly formed, validly existing and in good standing in the State of Florida. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller. Except as set forth in Exhibit D, neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller, nor to Seller’s knowledge, any of its partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and to the knowledge of Seller, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. Except for the Manager pursuant to the Existing Management Agreement, no party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or to Seller’s knowledge threatened against Seller or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) to Seller’s knowledge, special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or to Seller’s knowledge, threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, (i) to Seller’s knowledge, there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or to Seller’s knowledge, threatened, (v) to Seller’s knowledge, there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released or deleted from the Title Commitment at Closing, to Seller’s knowledge, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and to Seller’s knowledge, there are no other liens, claims, encumbrances or other rights pending related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Seller has not received any written notice, and neither Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller or the Manager has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be in full force and effect as of the Closing. To Seller’s knowledge, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

(j) Financial Statements. Seller has delivered copies of all prior and current (i) Financial Statements for the Hotel for the years 2004, 2005, 2006 and year to date 2007, (ii) operating statements prepared by the Manager for the Hotel, and (iii) accounting period financial statements prepared by the Manager for the Hotel for all accounting periods between January 1, 2005 and the most recent 2007 period. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer.

(k) Employees. All employees employed at the Hotel are the employees of the Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. To Seller’s knowledge, the Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement and all other requirements of the Manager and the Franchisor, including all “brand standard” requirements of the Manager and the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and to the knowledge of Seller no default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) Franchisor’s Approval. Buyer, at its sole expense, shall, with respect to the Franchise Agreement, make commercially reasonable efforts to obtain the approval of the franchisor thereunder to Buyer’s acquisition of the Property pursuant to this Contract.

(d) Management Agreement. Buyer, at its sole expense, shall make commercially reasonable efforts to obtain the consent of the Manager to the sale of the Hotel and to conclude the negotiation of the terms and conditions of a New Management Agreement acceptable to Buyer in its sole discretion during the Review Period. Prior to the end of the Review Period, Buyer shall provide written notice to Seller affirming that Buyer has reached agreement with Marriott on the material terms of a New Management Agreement acceptable to Buyer. Buyer’s failure to provide such written notice to Seller shall be deemed a waiver by Buyer of any closing condition based on Buyer’s dissatisfaction with the terms of any New Management Agreement or any amendment to the Existing Management Agreement that may be offered by Marriott to Buyer for its acceptance and execution on or prior to the Closing Date.

(e) Defeasance of Existing Loan. Buyer shall diligently prosecute the defeasance of the Exiting Loan and shall timely make any cost deposits, engage the consultants and professionals required by the Lender and take all other commercially reasonable steps to avoid a postponement of the Closing attributable to the Existing Loan Defeasance (as hereinafter defined).

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of six (6) months or November 30, 2007, whichever shall first occur, and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

7.4 Knowledge. Any and all uses in this Contract of the phrase “to the knowledge of Seller,” “to Seller’s knowledge” or “known to Seller” (or any similar phrase referring to Seller) shall mean the actual knowledge, after reasonable inquiry, of Robert Stirk (the “Knowledge Individual”).

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in its existing condition; keep and maintain the Hotel in its existing state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened in writing after the date of this Contract or if any representation or warranty contained in this Contract shall become false or misleading in any material respect;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel for services in excess of $25,000, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Buyer shall, at its expense, use commercially reasonable efforts to obtain the third party consents and approvals listed in Exhibit D (all of such consents and approvals), the “Third Party Consents”). Upon request of Buyer, Seller agrees promptly and reasonably to cooperate with Buyer in obtaining the Third Party Consents. Upon Buyer’s request, Seller agrees at Closing to enter into an interim operating agreement (on commercially reasonable terms and with appropriate indemnifications from Buyer) for a term ending no later than November 30, 2007, if and to the extent such an agreement is required under local licensing laws and regulations in order for the Hotel to continue operating in the ordinary course without interruption.

8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreement.

8.5 Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall reasonably cooperate with Buyer and furnish upon request, all financial and other information in Seller’s possession or control relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract and expressly stated to survive the Closing;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract; and

(iv) any claim made or asserted against Buyer based on the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract and expressly stated to survive the Closing;

(ii) any claim made or asserted against Seller based on the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

(d) Bar Date for Claims for Indemnification. Notwithstanding anything to the contrary above, except for any claim for indemnification given in writing to the Indemnifying Party on or before November 30, 2007, neither party shall have any further obligation to indemnify the other pursuant to this Section 8.8 after November 30, 2007.

8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period between closing and November 30, 2007 (the “Holdback Period”) in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within the Holdback Period, the Escrow Funds deposited by Seller shall be released to Seller.

8.10 Liquor Licenses. If permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller and Buyer shall each cooperate with the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing.

8.11 Defeasance. At Buyer’s sole expense (except for legal fees of Seller’s counsel), at Closing Buyer shall complete the Existing Loan Defeasance (hereafter defined) to the satisfaction of the Lender and the reasonable satisfaction of the Seller and the Buyer. Buyer shall be responsible to coordinate the Existing Loan Defeasance and shall engage counsel to prepare all documents and deliver all opinions which shall be necessary to accomplish the Existing Loan Defeasance, which counsel shall keep Seller and Buyer regularly and reasonably informed of such counsel’s activities in connection therewith. Seller shall reasonably cooperate in regard to such activities and shall sign such documents at or prior to Closing (including, without limitation, an acknowledgment that Buyer is authorized to prepare for and consummate the Existing Loan Defeasance) as shall be required to accomplish the Existing Loan Defeasance in accordance with the Exiting Loan documents in a manner acceptable to the Lender and in form and substance reasonably acceptable to the Seller and Buyer, including, without limitation, the formation of the Defeasance Obligor pursuant to Section 6(d) of the Amended and Restated Note dated November 2, 1998 from Seller in favor of Lender.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses shall be in full force and effect.

(e) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(f) Buyer and the Manager shall have executed and delivered the New Management Agreement in accordance with Section 7.2(d) hereof.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) The franchisor under the Franchise Agreement shall have approved Buyer as a franchisor under a new franchise agreement.

(e) Buyer and Manager shall have entered into the New Management Agreement for the Hotel.

(f) Buyer shall have deposited the Defeasance Fee (as hereinafter defined) in escrow in accordance with Section 10.4 below and shall have fulfilled all requirements necessary to accomplish the Existing Loan Defeasance in a manner satisfactory to Lender.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer upon at least ten (10) days’ advance notice to

Seller, provided, however, that in no event shall such date be more than one hundred fifty (150) days from the Effective Date of this Agreement, subject to the satisfaction or waiver of the conditions precedent to Closing set forth hereinabove. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. Notwithstanding the foregoing, if Buyer is diligently prosecuting the proposed defeasance of the Existing Loan to completion and has otherwise complied with its obligations in Section 7.2(e) above, but the Existing Loan Defeasance has not occurred on or before the Closing Date, then Buyer and Seller shall agree to extend the Closing Date for a reasonable time not to exceed thirty (30) days in order to complete such defeasance. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A General Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

(d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Deposits, Hotel Advance Deposits, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(i) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

10.4 Escrow Delivery Date. Notwithstanding the foregoing, it is acknowledged and agreed that (i) the Existing Loan Documents require that the Existing Loan Defeasance Fee and all documents to accomplish the Existing Loan Defeasance must be deposited into escrow with an Escrow Agent acceptable to the Lender on a date in advance of the Closing Date as required by Lender (“Escrow Delivery Date”); (ii) all of the foregoing Closing Deliveries required of Seller and Buyer shall be executed and delivered into escrow with Escrow Agent on or prior to the Escrow Delivery Date; and (iii) Buyer shall pay the Existing Loan Defeasance Fee on the Escrow Delivery Date, and thereupon neither party shall have any further rights to the return of Closing Deliveries so delivered into escrow.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for the Grantor’s tax on the Deed and one-half of all other transfer and recordation taxes. Seller shall also be responsible for all sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for its costs (e.g., its own attorneys’ fees, if any) related to the termination of the Existing Management Agreement as provided in Article V (expressly excluding, however, any termination fees and employee severance costs arising out of the termination thereof at the Closing). Seller shall also be responsible for the expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness (other than the Existing Loan) encumbering the Property. Any Franchisor escrows, including the remaining balance of any PIP escrows, will be transferred to Buyer.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report; any update to the survey; the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV; one-half of the transfer and recordation taxes on the Deed (excluding the Grantor’s tax); and the per page recording charges and clerk’s fee for the Deed (if applicable). The portion of the Grantor and Grantee tax on the deed attributable to the Purchase Price adjustment pursuant to Section 2.5 above shall be paid by Buyer at Closing. Buyer shall be responsible for the performance of any post-closing PIP and/or owner requested CEP and FF&E advances for 2007 that are unfunded as of the Closing date and the costs incurred in connection with the negotiation, execution and performance under the New Management Agreement. Buyer shall be responsible for any Marriott-imposed termination fee related to the termination of the Existing Management Agreement and any expenses in obtaining a new Franchise Agreement or the franchisor’s consent to the sale of the Property in accordance with the Existing Franchise Agreement. Buyer shall pay all actual, out-of-pocket costs and fees (other than fees to Seller’s counsel) (the “Defeasance Fee”), including without limitation, the Defeasance Deposit (as defined under the Existing Loan Documents) to defease (the “Existing Loan Defeasance”) the mortgage loan as evidenced and secured by the Existing Loan which encumber the Property (the “Existing Loan Documents”), with the counsel engaged to accomplish the Existing Loan Defeasance selected by Buyer in its discretion and reasonably approved by Seller.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All reserve accounts and escrow accounts (including all FF&E accounts, all PIP accounts, Franchisor escrows, but excluding amounts held in tax and insurance escrow accounts, Existing Lender-imposed PIP or replacement reserve escrow, and utility deposits to the extent excluded from the definition of Deposits, shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer. Buyer hereby agrees that from and after the Closing Date, Buyer shall honor all revenue contracts and reservations relating to the Hotel which were entered into or accepted by the Seller or Manager in the ordinary course of business prior to the Closing Date, at the quoted rates.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer become liable for the accounts payable, liabilities or obligations related to the Property for the periods from and after the Closing. Seller agrees to indemnify and hold harmless Buyer from and against any claim, loss, damage or liability (including reasonable attorneys’ fees and costs of enforcement of the foregoing indemnification obligation) arising out of Seller’s failure to pay such amounts.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. All apportionments and adjustments shall be made in accordance with the Uniform System of Accounts, and to the extent not inconsistent therewith, generally accepted accounting principles. To the extent the exact amount of any adjustment item provided for in this Article XII cannot be precisely determined on the Closing Date, the Manager shall estimate the amount thereof, for purposes of computing the net amount due Seller or Buyer pursuant to this Article XII and shall determine the exact amount thereof not later than thirty (30) days after the Closing Date or, if such amount is not capable of being determined within such 30-day period, a soon as practicable but in no event later than November 30, 2007. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing for the time period stipulated above.

12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become or remain, as the case may be, employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time, provided that notwithstanding the foregoing or any other provision to the contrary contained herein, in no event shall Seller be obligated to consent to the termination of the Existing Management Agreement if by reason thereof, Seller shall become liable for any severance or similar compensation payable to employees at the Hotel upon the termination of their employment on or after the Closing. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, each applicable Seller agrees to pay to Buyer at the Closing all insurance proceeds (to the extent not expended on repair or reconstruction of the Property) or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible (to the extent not expended on repair or reconstruction of the Property), and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage (or completing such replacement or repair).

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, Seller shall reimburse Buyer for its reasonable documented out of pocket costs incurred during the Review Period up to and not exceeding a maximum reimbursable cap of $75,000, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: (804) 344-8129

with a copy to:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Legal Dept.
Fax No.: (804) 727-6349

If to Seller:	Alexandria Hotel
c/o Robert Stirk
12221 NW 7th Drive
Coral Springs, FL 33071
Fax No.: (954) 755-8132

with a copy to:	Akerman Senterfitt
25th Floor
One SE Third Ave.
Miami, FL 33131
Attention: Janice Russell, Esq.
Fax No.: (305) 349-4826

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns. Buyer shall not assign or transfer or permit the assignment or transfer of its rights or obligations under this Contract (or designate one or more nominees to take title to the Property) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence to the contrary, Buyer may assign its rights and obligations under this Contract to any Affiliate of Buyer without Seller’s consent.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Limited Liability. The obligations of Buyer and Seller are intended to be binding only on Buyer and Seller, respectively, and such obligations shall not be personally binding upon, nor shall any resort be had to, the private property of any of their partners, trustees, officers, members, managers, directors or shareholders, or any of their employees or agents.

16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its Affiliates propose to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or their Affiliates and located within a five (5)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

ALEXANDRIA HOTEL, a Florida general partnership

By:	RAHN/ALEXANDRIA, LTD., a Florida limited partnership, its general partner

	By:	RAHN/ALEXANDRIA, INC., a Florida corporation, its general partner

		By:	/s/ PETER H. ROBERTS
		Name:	PETER H. ROBERTS
		Title:	PRESIDENT

By:	RAHN/ALEXANDRIA, INC., a Florida corporation, its general partner

		By:	/s/ ROBERT J. STIRK
		Name:	ROBERT J. STIRK
		Title:	VICE PRESIDENT - TREASURER

[Intentionally short page; Buyer’s signature appears on following page]

[Buyer’s Signature Page to Alexandria Hotel Purchase Contract]

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	JUSTIN G. KNIGHT
Title:	SENIOR VICE PRESIDENT

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

EXHIBIT B

LIST OF FF&E

To be provided by Buyer and/or Manager and

approved by Seller during the Review Period

EXHIBIT C

LIST OF HOTEL CONTRACTS

See attached schedule

EXHIBIT C-2

Other Hotel Contracts

1.	Courtyard By Marriott Franchise Agreement between Seller and Marriott International, Inc.;

2.	Existing Management Agreement;

3.	The following Cingular Wireless roof top antenna lease:

EXHIBIT D

CONSENTS AND APPROVALS

A.	Consents Under Hotel Contracts

None

B.	Consents Under Other Contracts

Courtyard By Marriott Franchise Agreement between Seller and Marriott International, Inc.

Existing Management Agreement

C.	Governmental Approvals and Consents

Governmental Consent is required for the transfer and/or issuance of the following alcoholic beverage licenses upon a sale of the Hotel:

Business license 9-051-008 for retail sale of beer and wine on premises; and

Business license number 9-141-002 for sale of mixed drinks, over 150 seats.

EXHIBIT E

ENVIRONMENTAL REPORTS

EMG Phase 1 Environmental Site Assessment of Courtyard by Marriott, 2700 Eisenhower Avenue, Alexandria, Virginia; date of report: July 26, 1998. Project No. 42693 by EMG, 11011 McCormick Road, Baltimore, MD 21031

EXHIBIT F

CLAIMS OR LITIGATION PENDING

Pending law suit for personal injury at Hotel with defense undertaken by Manager’s insurer (additional details to be provided by Manager during the Review Period )

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of May, 2007 by and among ALEXANDRIA HOTEL, a Florida General Partnership (“Seller”), APPLE SEVEN HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”) and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

RECITALS

WHEREAS, pursuant to the provisions of Section 2.6 of that certain Purchase Contract dated April     , 2007 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Contract, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Contract.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Contract. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Contract.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release

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the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Contract, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Contract, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

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6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Contract to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Contract or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller, to:

Alexandria Hotel Limited Partnership

c/o Robert Stirk

12221 NW 7th Drive

Coral Springs, FL 33071

Fax No.: (954) 755-8132

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With a copy to:

Akerman Senterfitt

25th floor

One SE Third Avenue

Miami, Florida 33131

Attention: Janice Russell, Esq.

Fax No.: (305) 349-4826

(ii)	If addressed to Buyer, to:

Apple Suites Realty Group, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Justin Knight

Fax No.: (804) 344-8129

with a copy to:

Apple Seven Hospitality Ownership, Inc.

814 E. Main Street

Richmond, Virginia 23219

Attn: Legal Dept.

Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division

8201 Preston Road, Suite 280

Dallas TX 75225

Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Contract may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement. Facsimile signatures of any of the parties shall be valid as originals for all purposes.

9. The covenants, conditions and agreements contained in this Contract shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, this Escrow Agreement has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

ALEXANDRIA HOTEL, a Florida general partnership

By:	RAHN/ALEXANDRIA, LTD., a Florida limited partnership, its general partner

	By:	RAHN/ALEXANDRIA, INC., a Florida corporation, its general partner

		By:	/s/ Peter Roberts
		Name:	Peter Roberts
		Title:	President

By:	RAHN/ALEXANDRIA, INC., a Florida corporation, its general partner

		By:	/s/ Robert J. Stirk
		Name:	Robert J. Stirk
		Title:	Vice President/Treasurer

[Intentionally short page; Buyer’s signature appears on following page]

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[Buyer’s signature page to Escrow Agreement]

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

By:	/s/ Justin Knight
Name:	Justin Knight
Title:	President

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[Signature page to Escrow Agreement between

Alexandria Hotel and Apple Seven Hospitality Ownership, Inc.]

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

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